Redefining Immuno-Oncology Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Relating to the Amended Registration Statement dated November 4, 2022 Registration File No. 333-265828

This presentation contains forward-looking statements about Genelux Corporation (“Genelux,” “we,” “us” or “our”) that are based on the beliefs and assumptions of our management team, and on information currently available to such management team. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact, contained in this presentation, including statements regarding future events, future financial performance, business strategy and plans, and objectives of ours for future operations, are forward-looking statements. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, levels of activity, performance or achievements of and those of our industry to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by law.   Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would,” or the negative of these terms or other comparable terminology. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Except as required by law, Genelux does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Trade names, trademarks and service marks of other companies appearing in this presentation are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this presentation appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames. This presentation discusses a product candidate that is under clinical study and which has not yet been approved for marketing by the U.S. Food and Drug Administration. No representation is made as to the safety or effectiveness of this product candidate for the use for which it is being studied. Any offering of securities will only be made by means of a registration statement (including a prospectus, filed with the U.S Securities and Exchange Commission (“SEC”), after such registration statement becomes effective. No such registration statement has become effective, as of the date of this presentation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. We have filed a registration statement (including a prospectus) on Form S-1 (File No. 333-265828) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about Genelux and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting The Benchmark Company, 150 East 58th Street, New York, NY 10155, by email at Prospectus@benchmarkcompany.com or by phone at (212) 312-6700. Forward-Looking Statement

THE POTENTIAL OFFERING 3 Issuer Genelux Corporation Transaction Type Initial Public Offering Securities Offered: 2,500,000 common shares Anticipated Exchange and Ticker Symbol: Nasdaq/GNLX IPO Price Range: $6.00 – $7.00 per share Overallotment Option: 15% Post-Offering Shares Outstanding: 23,569,841 shares Use of Proceeds: Fund the clinical development of our lead product candidate, Olvi-Vec Fund the payment of outstanding accounts payable and accrued liabilities Working capital and general corporate purposes Book Running Manager: The Benchmark Company and Brookline Capital Markets

About Us Genelux is a Phase 3 biopharmaceutical company developing powerful therapeutics for patients suffering from difficult-to-treat cancers. Genelux is focused on the development of next-generation oncolytic viral immunotherapies that are designed to generate a personalized multi-prong attack to overwhelm a tumor’s sophisticated defense mechanisms. Olvi-Vec (olvimulogene nanivacirepvec), is a proprietary, modified strain of the vaccinia virus (VACV), a stable DNA virus with a large engineering capacity having the potential to: Directly kill cancer cells Stimulate a tumor-specific immune response Ability to transform immunologically “cold” tumors into “hot” tumors allowing for responsiveness for immunotherapy   Platform technology (ChoiceTM) is the foundation of our oncolytic immunotherapy product development program; and is designed to allow us to generate new product candidates rapidly from conception through the initiation of clinical trials. OUR Lead PRODUCT CANDIDATE OUR SCIENCE

Seasoned Leaders with Extensive Business & Clinical Development Experience

The Genelux Team

Executive Leadership

- **Thomas Zindrick, JD** – Chair, President & CEO
  - 30+ years industry experience (Former – Amgen, VP)
- **Paul Scigalla, MD, PhD** – Chief Medical Officer
  - 35+ years industry experience (Former - Pfizer, VP; Boehringer Mannheim, SVP)
- **James L. Tyree, MBA** – Lead Independent Director
  - 35+ years industry experience (Former - Abbott Global Pharmaceuticals, EVP)
- **Sean Ryder, JD**– General Counsel
  - 20+ years industry experience (Former – Helsinn Therapeutics (US), VP)

Operations

- **Joseph Cappello, PhD** – Head of Operations
  - 30+ years industry experience
- **Caroline Jewett** – Head of Quality
  - 30+ years industry experience

R&D

- **Tony Yu, PhD** – Head of Development
  - 20+ years industry experience
- **Qian Zhang, MD, PhD** – Assoc. VP, Research
  - 15+ years industry experience
- **Ralph Smalling, MS** – Head of Regulatory Affairs
  - 35+ years industry experience

Clinical Advisory Board

- Robert Holloway, MD – Chairman
- Robert L. Coleman, MD
- Alberto A. Mendivil, MD
- Thomas J. Herzog, MD
- David M. O'Malley, MD

GENELUX 5

Investment Thesis

Advanced Clinical Program

- Phase 3 registration trial actively recruiting patients (late-stage ovarian cancer)
  - *Proof of Concept confirmed in Phase 2 trial*
- Phase 2 trial actively being prepared for initiation (recurrent non-small cell lung cancer; i.v. route)
  - *Dose-dependent survival benefit in Phase 1b monotherapy study*

Broad Technology Platform

- Potential utility against broad range of tumor types and metastatic disease
- Physician-preferred/familiar route(s) of administration, e.g., intravenous delivery
- 500+ novel strains generated via our proprietary CHOICE™ platform

Large Market Opportunity

- Five-year US sales forecast estimated at $1B+ (post-marketing approval of Olvi-Vec)
- Potential in multiple clinical settings offer significant revenue upside

Validating Strategic Partnerships

- Newsoara BioPharma Co. Ltd. (Chinese rights) anticipates initiating 3 Phase 1/2 clinical trials with Olvi-Vec
- ELIAS Animal Health (Worldwide rights) anticipates initiating canine efficacy studies with V-VET1

Identified Commercial Strategy

- US launch in ovarian cancer; strategic partnership for larger indications
- Exclusive licenses outside the US (Newsoara Collaboration Agreement established in 2021)

GENELUX 6

Pipeline Believed to be the most-advanced, non-local delivery Oncolytic Virus clinical program. U.S. Revenue Projection (5-yr post-marketing approval) Ovarian: $250M Total: $1B+ Additional Revenue Opportunities Re-treatment Front-line cancer Additional Indications $1B+ 1 Commercial Rights 1aGenelux: Worldwide (excluding Greater China); Newsoara (Greater China) 1bV2ACT Immunotherapy: Worldwide (excluding Greater China) 1cELIAS: Worldwide 2 We have enrolled our first patient in our Phase 3 clinical trial. 3 Based on the results of our previously completed Phase 1 clinical trials of Olvi-Vec administered intravenously to patients with solid tumors, we are planning to initiate a Phase 2 clinical trial of Olvi-Vec in recurrent NSCLC. 4 Newsoara has submitted an IND and protocols to the Chinese National Medical Products Administration 5 V2ACT has an active IND for this product candidate. The Phase 1b/2a clinical trial is not yet scheduled to be initiated. 6 ELIAS is developing an efficacy trial.

Genelux is focused on building a fully-integrated therapeutics company. Late-Stage Clinical Program Initiated Phase 3 registration trial in late-stage Ovarian cancer Initiate Phase 2 trial in recurrent Non-Small-Cell Lung cancer Strategic Partnerships Newsoara anticipates initiating 3 China-based Phase 1/2 clinical trials ELIAS anticipates initiating canine efficacy study(ies) In-house cGMP Manufacturing Facility Build-out of in-house production facility in San Diego, CA Produce additional GMP batches to meet supply requirements Near-Term Milestones Advanced Clinical Program Broad Technology Platform Identified Commercial Strategy Validating Strategic Partnerships Large Market Opportunity

Our Lead Product

Olvi-Vec (olvimulogene nanivacirepvec) Physician-preferred methods of delivery locate and kill cancer cells to enhance antigen presentation and stimulate an anticancer immune response Immunostimulatory backbone, by turning the tumor “hot”, for combination therapy with other therapies, including chemotherapies Patients who received Olvi-Vec-primed immunochemotherapy may respond to chemotherapy to which they previously were deemed resistant or refractory Addressing significant unmet medical needs. A differentiated, and desirable immuno-oncology approach Signals of Differentiated Therapeutic Potential Oncolytic Vaccinia (Olvi-Vec) Primed Immunochemotherapy

No third-party royalties due 48 patents issued Composition of matter / use United States expiry 2031 (includes PTE) Manufacturing United States expiry 2038 Marketing exclusivity biosimilar entry United States: 12 years European Union: 10+1 years/CA & JP 8 years PRC (China): (pending 6-12 years) Intellectual Property: Freedom to Operate and Market Exclusivity Genelux technology protected as Trade Secrets Worldwide Operating Freedom Extensive Patent Estate Proprietary Manufacturing IP “Moat” Long-Duration Regulatory Exclusivity

Clinical Trial Results

Ovarian Cancer Program: VIRO-15 Phase 1b/2 trial

❖ ***Demonstrated anti-tumor activity as monotherapy and combination therapy***

Platinum-resistant / refractory Patients

- Heavily pre-treated with documented progressive disease at baseline
- No Standard of Care
  i.e., clinical trial or palliative care

High & Condensed Dosing

- All patients received a single cycle of Olvi-Vec
- Bolus infusions (intraperitoneal delivery) on 2 consecutive days, i.e., total dose: $6x10^9$ pfu

Phase 1b: Olvi-Vec Monotherapy (11 patients)

Antitumor activity:

- Clinical Benefit Rate: 73% (8/11)
- 4/11 patients had >2x PFS relative to immediate prior chemotherapy

Translational Evidence:

- Activation of tumor-specific T cell response detected in blood
- Documented immune activation in tumor microenvironment with significant influx of tumor infiltration lymphocytes
- Favorable immune-related genetic signatures *(via biomarkers)*

Tolerability:

- Toxicity:
  - No Dose Limiting Toxicity (DLT)
  - No Maximum Tolerated Dose (MTD)
- Most Common Adverse Events (AE):
  - Transient, flu-like symptoms
  - Abdominal pain (Grades 1 & 2)
  - No Grade 4 AEs

Manyam M, et al, Gynecologic Oncology 163 (2021) 481–489

GENELUX 14

Ovarian Cancer Program: Platinum-resistant / refractory Ovarian Cancer

❖ Preestablished endpoints met

Phase 2: Olvi-Vec followed by chemotherapy[1] (Clinical Benefit[2&3])


IGCS ANNUAL GLOBAL MEETING
xDigital Annual Global Meeting of the International Gynecologic Cancer Society
igcsmeeting.com

Oncolytic Vaccinia (Olvi-Vec) Primed Immunochemotherapy in Platinum-Resistant / Refractory Ovarian Cancer

Robert W. Holloway, et al

All PRROC (27 patients)

- **54% RECIST response**
  (vs.<15-20% historical to chemotherapy)
- **11.0 mo. of median progression-free survival (PFS)**
  (vs. ~5 mo. historical)

Platinum-refractory (13 patients)

- **54% RECIST response**
  (vs. <10% historical);
  7% response to VIRO-15 patients' most recent prior platinum line
- **11.4 mo. of median progression-free survival (PFS)**
  (vs. ~3 mo. historical)

1Platinum doublet +/- Bevacizumab
2VIRO-15 patients had results in prior lines of therapy similar to historical data.
3RECIST readings based on pre-chemo baseline.


Olvi-Vec
Platinum-based doublet +/- Bev
Olvi-Vec-Primed Immuno-chemotherapy

GENELUX 15

Olvi-Vec-Primed Immunochemotherapy

❖ Exemplary heavily pre-treated platinum-refractory

Patient who progressed while on last platinum, presented at time of enrollment with progressive disease and projected short life expectancy.

All achieved PFS exceeding any of their respective prior lines, and achieved objective partial response, indicating meaningful clinical benefit from Olvi-Vec-primed immunochemotherapy.

15B-01:

- 36 yrs old
- Stage IIIB, papillary serous
- ECOG: 0
- BRCA negative
- MSI: stable
- # of mutations (load): 4 (low)
- PD-L1 negative

- BOR: PR by CA-125 & CT scan
- Overall survival: 23.2 months



Failed 10 prior lines
PFS (mos)
16.0
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
8.7
3.7
4.0
1.4
12.0
10.9
3.0
5.4
1.4
9.3
15.5
R#1: taxol + carbo
R#2: Doxil + carbo
R#3: Avastin
R#4: cisplatin + Gemzar
R#5: Tamoxifen + Provera + etoposide
R#6: Tamoxifen + Megace + Femara
R#7: etoposide
R#8: topotecan
R#9: carbo
R#10: Rubraca
R#11: Olvi-Vec + C/Bev
Regimens

15B-15:

- 67 yrs old
- Stage IIIB, high grade serous
- ECOG: 0
- BRCA negative
- # of mutations (load): 0 (low)
- PD-L1 negative

- BOR: PR by CA-125 & CT scan
- Overall survival: 12.3 months



Failed 6 prior lines
PFS (mos)
12
10
8
6
4
2
0
8.1
6.1
5
3
2
2
10.3
R#1: carbo + taxol
R#2: olaparib + cediranib
R#3: Gemzar + IMGN853
R#4: Doxil+Bev
R#5: topotecan
R#6: cisplatin + Gemzar
Olvi-Vec-primed C/Bev
Regimens



Pt.15B-15 (primary platinum-refractory HGSOC)
Start of Chemo/Bevacizumab
Olvi-Vec
Target lesion SLD per RECIST1.1 (mm)
CA-125 (U/ml)

15B-17:

- 65 yrs old
- Stage IIIC, high grade serous
- ECOG: 1
- BRCA negative

- BOR: PR by CA-125 & CT scan
- Overall survival: 15.7 months



Failed 7 prior lines
PFS (mos)
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
6.0
3.0
3.0
6.5
6.0
1.8
0.3
11.5
R#1: Carbo + Gemzar/Doxil
R#2: Niraparib
R#3: Cytoxan + Bev
R#4: Taxol + Bev
R#5: Pembrolizumab
R#6: SC003
R#7: Carbo + Doxil
R#8: Olvi-Vec-primed C/Bev
Regimens

GENELUX 16

Rapid, Common and Durable Responses platinum-resistant platinum-refractory 4 patients achieved 100% reduction of target lesions (even in a platinum-refractory patient with heavy tumor burden) All PRROC Patients: 86% Platinum-refractory patients: 91% Tumor Shrinkage All PRROC Patients: 7.6 months Platinum-refractory patients: 8.0 months Duration of Response Change of target lesion size (% change of SLD) Best change of target lesions from baseline (%) Anti-tumor Activity: Tumor Shrinkage

Clinical benefit: Long-term Overall Survival Benefit flat tail Demonstrated Survival Tail (~20%), a hallmark of Clinically Beneficial Immunotherapies Durable Benefit: ~ 20% long-term survivors (median follow-up time: 44.5 mos) VIRO-15: Kaplan-Meier OS Curve Historical Data 2nd line 21.1 mOS (95% CI, 17.8–24.4) 3rd line 12.0 mOS (95% CI, 10.4–14.6) 4th line 9.8 mOS (95% CI, 7.1– 12.25) 5th line Not reported [Bookman et al., Gynecol Oncol. 2017;146(1):58-63] VIRO-15 5th line (med) 15.7 mOS (95%, 12.3 – 23.8)

Systemic Program: Dose-dependent survival benefit of Heavily Pre-treated Patients Dose Escalation Phase 1b Monotherapy Study in Solid Tumors Progressed from Last Prior Therapy Median 5 prior lines of therapy Regimen: various dosing levels and schedules (typically over 4-6 months) Well tolerated: no DLT or MTD reached Clinical Benefit: statistically significant in primary / metastatic lung diseases | Data below Virus dose is in Total Cumulative Dose (TCD) received in all cycles in each patient Demonstrated feasibility of multiple IV cycles

Systemic Program: Condensed Dosing followed by Chemotherapy

❖ Demonstrated Anti-tumor effect of IV immunochemotherapy

AdventHealth | Cancer Institute — Phase 1 Study

(NCT03420430/FHCI)

➢ High and Condensed Dosing
(Single round: bolus infusion on 5 consecutive days)

Summary

➢ **Well tolerated**, with **No DLT** or **MTD** reached.
➢ **Anti-tumor effects** of monotherapy treatment
➢ **Virus treatment revitalizes tumors** to subsequent chemotherapy

Recurrent metastatic cervical cancer with lung mets

Case Report (Pt #21A-06)

❖ Received 5 consecutive daily i.v. doses
  ➢ Transient adverse reactions: fever, nausea, bone pain (Hx arthritis)
  ➢ Stable disease with no tumor size increase



SLD of nontarget lesions (mm)
55
53
51
49
47
45
43
41
39
37
35
PD at baseline
SD at Wk 24
11/2017
20/2018
/1/2018
10/2018

❖ Chemotherapy after disease progression
  ➢ Partial Response
  ➢ PFS: 70+ wks
  ➢ OS: 46.4 mos (ongoing)

High-grade pancreatic cancer with lung & liver mets

Case Report (Pt.#21A-04)

❖ Received 5 consecutive daily i.v. doses
  ➢ Transient adverse reactions: fever, nausea
  ➢ 59% drop of CA19.9 tumor biomarker and Objective Response per RECIST, with PFS of 18 weeks



Best change (%) of target lesion sizes from baseline by RECIST
Wk 7
0
-5
-10
-15
-20
-25
-30
-35
-40
Partial response

❖ Chemotherapy after disease progression
  ➢ 83% drop of CA 19.9
  ➢ Partial Response by RECIST
  ➢ PFS: 31 wks

GENELUX 20

CHOICE™ Discovery Platform

Viral vectors selected based on multiple in vitro and in vivo selection criteria Extensive library of viral vectors with a variety of anti-tumor attributes Regression and elimination of a wide range (20+) of tumor types in pre-clinical models Comprehensive Approach Highly Productive Broad Utility CHOICE™ discovery platform Flexible, powerful and modular

CHOICE™ discovery platform

❖ *Generated an extensive library of engineered and selected viral strains*

Unique Attributes of Vaccinia Virus

- **No genomic integration**
- **Highly modular, customizable**
- **Broad spectrum**
- **Robust lytic capabilities, high replication and proliferation**
- **Powerful immune activator (Th1-type immune response)**

Olvi-Vec


F14.5L
J2R
A56R
PSEL
ruc-gfp
rtfr
PSEL P7.5
lacZ
gusA
P11

Engineered to selectively target and eliminate tumor cells while inducing a robust patient-specific immune response

Library

500+ vectors armed with 110+ transgenes

Therapeutic Genes | Imaging Genes | Tissue Regenerating Genes

Immune Modularity Molecules
- *LIGHT*
- *P60*
- *OspF*
- *OspG*
- *STAT1α*
- ***IL-6/sIL-6R*** ✓
- ***IL-24*** ✓
- *GM-CSF*
- *STAT1β*
- *IP-10*

Apoptosis Inducing Genes
- Secretable Trimeric TRAIL

Cell Growth & Differentiation Regulators
- *BMP-2*
- ***BMP-4*** ✓

Metastasis Suppressor Genes
- ECAD
- NM23

Hormones
- *Human EPO*

Cell Matrix-Degradative Genes
- *Relaxin1*
- ***hMMP9*** ✓

Clonal Isolated Strains (non-GMO)
- **LIVP1.1.1** ✓
- **LIVP5.1.1** ✓
- **V-VET1 (LIVP6.1.1)** ✓
- **Cop15.1.1** ✓

Single-Chain Antibodies
- **Anti-DLL4** ✓
- **Anti-CTLA4** ✓
- Anti-TNFα
- **Anti-αvβ3-integrin** ✓
- **Anti-VEGF** ✓
- **Anti-PD-1** ✓
- **Anti-FAP** ✓
- **Anti-PD-L1** ✓

✓ *= In vitro & in vivo tested: GLP Tox ready*

GENELUX 23

Competitive Landscape

VIRO-15 Phase 2 Results: Comparison with Seminal Trials in Ovarian Cancer Currently 230,000+ ovarian cancer patients in the United States While clinical remissions are obtainable, a majority of patients will relapse (~80%) 54% 85% 77% 0% 20% 40% 60% 80% 100% RECIST1.1 CA-125 PFS-6-month Study # or prior lines Regimen Platinum-resistant / refractory patients AURELIA1 ≤ 2 prior lines Chemo + Avastin (i.e., CT+Bev) B-GEMOX2 1-2 (21%), 3-4 (63%), ≥ 5 (16%) Oxali + Gem + Avastin FORWARD II3 Median 3 prior lines Mirvetuximab soravtansine + pembrolizumab (median/high FRα group) VB-1114 ≤ 3 prior lines VB-111 + paclitaxel JAVELIN-200 ≤ 3 prior lines Avelumab + PLD TOPACIO5 ≤ 4 prior lines Niraparib + pembrolizumab VIRO-15 Median 4 prior lines Olvi-Vec / Chemo ± Avastin Platinum-sensitive patients OCEANS6 No prior chemo in recurrent setting Carbo + Gem + Avastin Driver of Market Penetration References (1)Pujade-Lauraine et al., J Clin Oncol 2014;32:1302-1308. (2)Ikeda et al., Int J Gynecol Cancer 2013;23:355-360. (3)Matulonis et al., ESMO 2018. (4)Arend et al., Gynecol Oncol. 2020;157:578-584. (5)Konstantinopoulos et al., J Clin Oncol 2018;36(S15)106. (6)Aghajanian et al., Gynecol Oncol. 2015;139(1):10–16. Footnote: As the data presented is based on a cross-trial comparison and not a head-to-head clinical trial, such comparisons may not be reliable due to differences in study protocols, conditions and patient populations. Accordingly, cross-trial comparisons may not be reliable predictors of the relative efficacy or other characteristics of our candidates compared to others presented.

Facilities and Operations

Facilities and Operations: Based in Southern California Established and equipped an independent, Company-controlled 7,500+ Sq. Ft manufacturing facility in San Diego to secure material for pivotal studies and potential commercial supply Genelux maintains agreements with raw material and equipment suppliers, as well as contract labs to provide supply chain redundancies and flexibility to offload certain services to CMOs / CROs Genelux maintains agreements with third-party companies for labeling, packaging, distribution of both clinical material as well as future potential commercial products Genelux plans to invest in and augment its internal development capabilities as well as continually improve its proprietary manufacturing processes Integrated R&D and manufacturing capabilities Genelux has developed a large-scale cGMP manufacturing process to optimize production Headquarters Westlake Village, CA, USA Research and Development San Diego, CA, USA Manufacturing Facility San Diego, CA, USA

Cap Table Summary Share Count Note Common Stock 21,069,841 (1) Common Stock – IPO 2,500,000 Excluding Overallotment Basic Shares Outstanding Post-IPO 23,569,841 Plus: Other Issued Dilutive Instruments Stock Options Outstanding 3,962,719 Warrants Outstanding 751,745 Issuable upon the optional conversion of certain convertible promissory notes 5,344 Warrants to be issued upon conversion of convertible debt 183,852 4,903,660 (2) Fully Diluted Share Count 28,473,501 Anticipated Use of Proceeds: The company intend to use the net proceeds from this offering to fund the clinical development of our lead product candidate, Olvi-Vec; to fund the payment of outstanding accounts payable and accrued liabilities; and for working capital and general corporate purposes The number of shares of our common stock to be outstanding after this offering is based on 21,069,841 shares of common stock outstanding as of June 30, 2022, after giving effect to (i) the automatic conversion of certain convertible promissory notes and accrued and unpaid interest and loan fees thereunder as of June 30, 2022 into 3,339,752 shares of common stock; (ii) the automatic conversion of all outstanding shares of our convertible preferred stock into 8,355,610 shares of common stock; and (iii) the issuance of 261,086 shares of common stock upon satisfaction of earned and unpaid dividends on our Series H preferred stock as of June 30, 2022, each in connection with the closing of this offering. The number of shares of our common stock to be outstanding after this offering excludes 2,800,00 shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan and 700,000 shares of our common stock reserved for issuance under our 2022 Employee Stock Purchase Plan, which will both become effective once the registration statement is declared effective platinum-resistant platinum-refractory Baseline CA-125 value (U/mL) All 11 patients with > 90% decrease of CA-125 achieved RECIST response RECIST responses correlate to CA-125 responses (p = 0.007) All PRROC Patients: 96% (25/26) Platinum-refractory patients: 92% (12/13) CA-125 Decrease All PRROC Patients: 85% (22/26) Platinum-refractory patients: 85% (11/13) ORR by CA-125 Rapid, Common and Durable Responses Anti-tumor Activity: CA-125 Biomarker

Meaningful clinical benefit: Relative to Patients’ Immediately Preceding Line of Therapy (Von Hoff et al., J Clin Oncol. 2010;28(33):4877-83) Historically, the proportion of patients achieving a response and duration of response decreases with each subsequent line of therapy ‘PFS ratio’ [= (PFS+1 on investigational treatment) / (PFS-1 on last prior therapy)] PFS+1 post-Olvi-Vec mPFS: 11.0 mos mPFS 4.5 mos PFS-1 pre-Olvi-Vec (last prior line) 1 [PFS-6 mos: 29%] Using Patients as own control [PFS-6 mos: 77%] 1VIRO-15 patients had results in prior lines of therapy similar to historical data

Modulating the Tumor Microenvironment: Overcoming Chemoresistance

❖ ***Complementary mechanisms of Olvi-Vec-primed Immunochemotherapy***

Olvi-Vec

- Immunogenic cell death
- Vascular collapse
- Immune activation
- Increased TILs & memory T cells



ABSENCE OF EFFECTOR T CELLS
PRESENCE OF EFFECTOR T CELLS
FIBROBLAST
cystine
cysteine
GSH
cisplatin
High GSH
Low GSH
Platinum resistant
Platinum sensitive
CANCER

Chemotherapy + Avastin

- Inhibition of anti-viral response
- Immunogenic cell death
- Depletion of suppressor cells
- Increase susceptibility to CTLs

Gene expression analysis

(NanoString RNA profiling)

- **Positive regulation of T-cell activating and trafficking**
  - up-regulation: IGF2R, DPP4, STAT1, TRAT1, VCAM1
- **Inhibition of anti-virus response**
  - down-regulation: IFI6, IFITM1, MX1, OAS3
- **Promotion of sensitization/response to chemotherapy**
  - up-regulation: IGF2R, STAT1
  - down-regulation: BRD3, DUSP1, IFI6
- **Correlation of better prognosis in cancer patients**
  - up-regulation: IGF2R, STAT1, TRAT1
  - down-regulation: BRD3, DUSP1, IFI6, MX1, EIF2AK2

GENELUX 32

Mechanism of Action: Oncolysis & Immune Activation

❖ *Activation of Immunosurveillance*

(VIRO-15: monotherapy)



(Pt.#15A-01)
Olvi-Vec Treatment on Days 3 & 4
baseline
Day 5
Day 10
❖ Clusters of tumor cells
❖ Limited immune cells
❖ Drastic reduced tumor cells
❖ Large increase of immune cells
Oncolysis
Immune activation



(Pt.#15A-11)
Elimination of Cancer Cells after Increased Lymphocyte Infiltration in different cavities peritoneal fluid
pleural fluid
Prior to 1st dose
W2D9
Tumor cell clusters present
W2D12
W2D15
Robust lymphocyte count increase
W2D17
W2D17
Tumor cell clusters absent

GENELUX 33

CD8+ T-cells: Infiltrating Lymphocytes are Prognostic for Response and Survival

- ***Endogenous TILs (intra-tumoral and stromal) are very low in ovarian cancer***

Induced Infiltration of CD8+ cells into Tumors



Pt# 15A-16
Pt# 15A-18
Pt# 15A-23
Pre-Olvi-Vec
CD4
CD8
100μm
CD4+
CD8+
CD4
CD8
Post-Olvi-Vec (prior to subsequent chemotherapy)

Shift of CD8+ cells into epithelial tissue



Pt# 15A-16
Pt# 15A-18
Pt# 15A-23
Baseline Screening
Post - Treatment
HALO™ Infiltration Histogram
CD8+ densities around interface
Distance from interface (μm)
Inside Tumor
Outside Tumor
42
14
126
45
107
69
705
146
494
109
135
28

GENELUX 34

Off-the-Shelf Personalized Medicine: Single Agent generates Individualized Results

❖ *Long-lasting, Tumor-specific T cell response corresponds to tumor reduction*

(VIRO-15: monotherapy)

Case Report (Pt #15A-05)

❖ Heavily pre-treated
9 prior regimens of chemo+Avastin;
no pre-existing tumor-specific T-cells

❖ Post treatment
Consequential amount (~3%) of all activatable T cells at Week 30 are tumor-specific T-cells



Confirms tumor-antigen presentation & immune activation/memory
IFN-gamma secreting cells / 100,000 PBMCs
10000
1000
100
50
40
30
20
10
0
No pre-existing tumor-specific T-cell response
Activation of tumor-specific T-cell response (TSTcR)
Baseline
Week 6
Week 30
Neg. Control (Ovalbumin)
Vaccinia Virus Lysate
Tumor lysate
Positive Control (PMA/ION)

Last Chemotherapy: Pemetrexed
3/30-5/18/2016

Progressive disease (PD)
(CT scans on 6/30/2016 & 8/30/2016)

GL-ONC1 Tx

Partial response
(confirmed on Week 24 & 36; durable)

Stable disease @ Week 48
(-27% compared to baseline)



SLD of target lesions over time
SLD (mm)
300
280
260
240
220
200
180
160
140
120
No TSTcR
+ 90% PD
GL-ONC1 Tx
pemetrexed
- 34% PR
Confirmed TSTcR
-24
0
18
36
Wks

GENELUX 35

Olvi-Vec Clinical program: Olvi-Vec-primed Immunochemotherapy trials

❖ Ovarian Cancer Program: Phase 3 registrational-stage clinical trial design in PRROC patients

Patient Population: N=186

- No standard of care therapy
- Number of prior lines of therapy: ≥3
- Progression on last platinum: 0-6 mos
- Time from last platinum: 3-15 mos


RANDOMIZE
Experimental Arm
2:1
W/ successful catheter implantation
W/o successful catheter implantation
Active Comparator Arm
Olvi-Vec
IP Qdx2 (week 0)
Platinum doublet + bevacizumab (week 4)
(Single-agent non-platinum + bevacizumab maintenance)
Platinum doublet + bevacizumab (week 0)
(Single-agent non-platinum + bevacizumab maintenance)
Primary Endpoint
Progression-free survival (RECIST1.1)

Systemic Program: Clinical Trials

Sponsor	Trial Sites	Indication	Clinical Stage	Patients (est.)	Randomization
NEWSOARA	US	Recurrent NSCLC	Phase II	~138	2:1
NEWSOARA	China	Recurrent OC	Phase I/II	~150	2:1
		Recurrent NSCLC	Phase I/II	~150	2:1
		Recurrent SCLC	Phase I/II	~150	Single arm

GENELUX